Exhibit 99.1

Cincinnati Bell Announces Changes to Its Board of Directors

CINCINNATI--(BUSINESS WIRE)-- Cincinnati Bell Inc. (NYSE:CBB), today announced that John M. Zrno will not seek re-election to the board of directors when his term expires at the Company’s annual meeting of shareholders in May 2018, and that the board of directors has nominated Cincinnati Bell’s President and Chief Executive Officer, Leigh R. Fox, to stand for election at the 2018 annual meeting.  The Company also announced that its Chairman of the board, Phil Cox, will step down from his role as Chairman of the board prior to the 2019 annual meeting of shareholders.  Mr. Cox informed the board that he does not intend to stand for re-election to the board at the 2019 annual meeting.  These changes align with the Company’s ongoing board refreshment process which aims to renew the board with directors who have deep industry expertise and appropriate board experience.  The Company’s board refreshment process has already resulted in the addition of three new independent directors in the last five years.  At the close of the Hawaiian Telcom transaction expected in the second half of 2018, Cincinnati Bell will expand the size of the board from nine members to eleven members, in order to add two existing Hawaiian Telcom directors.

“On behalf of the entire Cincinnati Bell organization, I would like to thank John for his years of distinguished service to the Company.  As a valued member of our board and trusted advisor to our management team, John has been instrumental in guiding the Company through its transformation.  We wish John the very best in his future endeavors,” stated Phil Cox.

Mr. Cox continued, “Leigh has demonstrated the strategic vision and leadership necessary to drive Cincinnati Bell’s growth strategy and differentiate the Company in the marketplace.  His extensive industry expertise and unique perspectives will be an invaluable resource to the board, as we remain focused on building two distinct complementary businesses with enhanced scale and strategic optionality to deliver enhanced shareholder value.”

Mr. Fox currently serves as President and Chief Executive Officer of Cincinnati Bell, a position he has held since May 2017.  He joined the Company in July 2001, and has served in various roles of increasing responsibility, including Chief Operating Officer and Chief Financial Officer, demonstrating exemplary accomplishments throughout his tenure.

Mr. Cox added, “The planned transition of the Chairman role is part of a rigorous board refreshment process undertaken by the board of directors over a number of years.  The timing of this transition will align with the addition of two new Hawaiian Telcom board members, and I am fully committed to providing a consistent and seamless transition during this period of change.”

About Cincinnati Bell Inc.

With headquarters in Cincinnati, Ohio, Cincinnati Bell Inc. (NYSE:CBB) provides integrated communications solutions - including local and long distance voice, data, high-speed Internet and video - that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world.  In addition, enterprise customers across the United States and Canada rely on CBTS and OnX, wholly-owned subsidiaries, for efficient, scalable office communications systems and end-to-end IT solutions.  For more information, please visit www.cincinnatibell.com.  The information on the Company’s website is not incorporated by reference in this press release.

Important Additional Information

Cincinnati Bell, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cincinnati Bell shareholders in connection with the matters to be considered at Cincinnati Bell’s 2018 annual meeting.  Cincinnati Bell intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Cincinnati Bell shareholders.  CINCINNATI BELL SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Information regarding Cincinnati Bell’s directors and executive officers is available in Cincinnati Bell’s proxy statement, dated March 24, 2017, for its 2017 annual meeting.  To the extent holdings of Cincinnati Bell’s securities by directors or executive officers have changed since the amounts set forth in the 2017 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.  More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Cincinnati Bell’s 2018 annual meeting.  Additional information can also be found in Cincinnati Bell’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 26, 2018, and in Cincinnati Bell’s Quarterly Reports on Form 10-Q.  Cincinnati Bell’s shareholders will be able to obtain, free of charge, any proxy statement, any amendments or supplements to the proxy statement and any other documents filed by Cincinnati Bell with the SEC at the SEC’s website at http://www.sec.gov.  In addition, copies will be available free of charge at Cincinnati Bell’s website at investor.cincinnatibell.com or by contacting Cincinnati Bell’s Investor Relations by mail at Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202.

Contacts
Cincinnati Bell Inc. Investor contact: Josh Duckworth, 513-397-2292 Joshua.Duckworth@cinbell.com or Media contact: Jane Weiler, 513-397-9941 Jane.Weiler@cinbell.com

Source:  Cincinnati Bell Inc.